Exhibit 6.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the date last below written, by and between Royal Banks of Missouri, a Missouri banking corporation (“Bank”) and Robert D. Roberson (“Employee”).

1. Purpose and Employment. The purpose of this Agreement is to define the relationship between Bank as an employer and Employee as an employee of Bank. Bank hereby employs Employee, and Employee hereby accepts employment with Bank upon all of the terms and conditions set forth in this Agreement.

2. Employee Representations and Warranties. Employee represents and warrants to Bank that Employee is not bound by any covenant not to compete or similar agreement that would prohibit Employee from performing, or would restrict or limit Employee in Employee’s performance of, Employee’s job duties for Bank. Employee shall indemnify and hold harmless Bank and its officers, managers, members, agents and representatives from and against any damages, losses, claims, costs (including attorneys’ fees) incurred by any of them arising out of or resulting from any breach of the foregoing representations and warranties by Employee.

3. Duties and Position.

A. Position. Bank hereby employs Employee as its [TITLE], subject to the review of the President and Chief Executive Officer of Bank.

B. Duties. Employee shall be responsible for [DESCRIBE], and such other and further duties, responsibilities, and functions as determined by Bank from time to time during Employee’s employment.

C. Duty of Loyalty. Employee shall devote Employee’s full time during normal business hours to the business of Bank. Employee shall not be precluded from engaging in other business activities outside normal business hours so long as such other business activities do not detract from or violate Employee’s duties for and obligations to Bank.

D. Compliance with Bank Policies. Employee agrees to comply with and be subject to all of Bank’s policies and procedures, including reasonable amendments to such policies and procedures adopted by Bank, as well as such reasonable rules and regulations as are adopted from time to time by Bank.

4. Term. The term of Employee’s employment under this Agreement shall commence on [DATE] (“Effective Date”), and shall continue until terminated in accordance with the terms of this Agreement.

5. Regular Compensation. For all services to be rendered by Employee in any capacity hereunder, Employee shall be entitled to receive “Regular Compensation” in the amount of $220,000.00 per annum. All payments of Regular Compensation shall be paid in accordance with Bank’s normal payroll procedures and shall be less such amounts as are required to be withheld by law. In the event this Agreement is in effect for only a portion of any particular month, the amount of Employee’s Regular Compensation for that month shall be prorated on the basis of the actual number of days during such month this Agreement was in effect.

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6. Bonus. If Employee is still employed by Bank December 31, 2016, Employee shall be entitled to a bonus in the amount of $100,000, less such amounts as are required to be withheld by law, which bonus shall be paid to Employee on or about January 16, 2017. Thereafter, the Board of Directors of Bank may from time to time authorize payment to Employee of discretionary bonuses as a member of Bank’s executive management team, but nothing in this Agreement shall be construed to entitle Employee to receive any discretionary bonuses that have not been formally declared. All discretionary bonuses payable to Employee shall be less such amounts as are required to be withheld by law and shall be paid within two and one-half (2  1⁄2) months after the end of the calendar year in which the services pertaining to the bonus compensation were performed by Employee.

7. Deferred Compensation Plan. It is the intent of Employee and Bank that, effective January 1, 2017, Employee will participate for the remainder of Employee’s employment with Bank in a phantom stock plan to be established by Bank. Employee shall be entitled to an annual allocation of phantom units under such plan equal in value to an amount that is no less than 60 basis points of Bank’s pre-tax income (as defined in the plan) for each year during which Employee participates. Employee’s right to participate in the phantom stock plan and the terms and conditions of such participation shall be subject to and governed by the terms of the plan.

8. Fringe Benefits. Provided that Employee meets the applicable eligibility requirements, Employee shall be eligible to participate with other employees of Bank in such employee fringe benefit plans as may be authorized and adopted from time to time by Bank, including all benefit plans for executive employees of Bank, including the following: any pension plan, 401(k) plan, profit-sharing plan, or other qualified retirement plan; any group medical, dental and vision plans, any short-term and long-term disability or sick pay plan; any short-term or long-term disability insurance plan; any group term life insurance plan; any health insurance plan; any medical reimbursement plan; and such other employee benefit plans for which Employee is eligible pursuant to the terms of such plans. Bank may also furnish such other benefits to Employee as Bank determines from time to time within its sole discretion to be in the best interests of Bank and Employee. Bank retains the right to implement, modify or discontinue these benefits at any time, with or without notice. To the extent consistent with the terms of the Royal Banks of Missouri 401(k) Plan, the Royal Banks of Missouri Supplemental Retirement Plan, and the welfare benefit plans sponsored by Bank and to the extent permissible by law, Employee shall be entitled to participate in such plans as of the Effective Date.

9. Business Expenses. Throughout the Term, Bank shall reimburse Employee for all reasonable and necessary travel, entertainment, and other business expenses that may be incurred in direct connection with the performance of Employee’s duties in accordance with reasonable policies adopted from time to time by Bank concerning expense reimbursement. In addition, during the term of Employee’s employment with Bank, Bank shall provide Employee an automobile equivalent to the automobile provided to Employee by Frontenac Bank as of October 23, 2015 and the terms under which it is provided by Frontenac Bank. By way of

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illustration, if, as of October 23, 2015, Frontenac Bank allowed Employee to use an automobile owned by Frontenac Bank and paid all maintenance, insurance, gas and other expenses related to such automobile, Bank shall provide Employee with the use of an automobile at least equivalent to such automobile and shall pay for such expenses on the automobile. Employee understands that he will be taxed on the value of the use of the automobile and any other expenses to the extent required by law. Bank shall also provide Employee an annual allowance of $7,000 to be used by Employee for professional membership and licensing, membership to Bogey Hills Country Club and reimbursement for a life insurance policy on the life of Employee. Employee shall be reimbursed for the foregoing expenses upon presentation of substantiation thereof to Bank by submission of the proper documentation showing the amount of such expenses.

10. Paid Leave. Employee shall be eligible for four (4) weeks paid leave annually in accordance with Bank’s policies as amended, adopted, suspended or terminated from time to time by Bank; provided that, to the extent possible, any leave shall be taken by Employee at such time or times as do not conflict so far as reasonably practicable with Employee’s duties and responsibilities hereunder.

11. Termination of Employment.

A. Termination by Bank for “Cause.” This Agreement and Employee’s employment hereunder may be immediately terminated by Bank for “Cause,” either with or without notice, if:

i. Employee fails to effect or initiate a cure within ten (10) days after Bank has given reasonable and specific written notice to Employee of any failure by Employee to substantially perform any material aspect of Employee’s duties in a manner reasonably satisfactory to Bank; or

ii. Employee engages in negligence or willful misconduct in the performance of Employee’s duties which is materially injurious to Bank; or

iii. Employee willfully fails to observe Bank’s policies (such as, but not limited to, any non-discrimination, non-harassment or drug testing policies); or

iv. Employee makes a willful misrepresentation to any director or officer of Bank; or

v. Employee willfully fails to comply with a reasonable written order of the Board; or

vi. Employee engages in business practices or conduct that results in a material injury or loss to Bank; or

vii. Employee acts with personal dishonesty or breach Employee’s fiduciary duty to Bank that in either case results or was intended to result in personal profit to Employee at the expense of Bank or any of its customers or other employees; or

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viii. Employee engages in business practices or conduct violative of Bank’s policies or practices, or that would materially affect Employee’s ability to perform Employee’s duties for Bank; or

ix. Employee has illegal substances in Employee’s system, be impaired by alcohol, or use prescription medications in a manner other than that for which it is prescribed, while engaged in the performance of Employee’s duties for Bank; or

x. Employee loses or has suspended any licenses or bonding required to perform Employee’s duties under this Agreement; or

xi. Employee performs any act which, if known to the customers, depositors, stockholders or directors of Bank would materially and adversely impact Bank’s business; or

xii. Employee willfully violates any law, rule, or regulation (other than traffic violations, misdemeanors, or similar offenses that do not involve moral turpitude) or be convicted of or plead nolo contendere to any felony.

For purposes of defining Cause, no act, or failure to act, of Employee shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that the act or omission was in the best interests of Bank. In the event of any such termination for Cause by Bank, Bank shall be obligated to continue to pay Employee the Regular Compensation due Employee under this Agreement up to Employee’s termination date.

B. Termination by Bank Without Cause. This Agreement and Employee’s employment hereunder may be immediately terminated by Bank without Cause upon 30 days written notice to Employee. In the event of any such termination by Bank without Cause, Bank shall be obligated to continue to pay Employee the Regular Compensation due Employee under this Agreement up to Employee’s termination date.

C. Termination by Employee. This Agreement and Employee’s employment hereunder may be terminated by Employee with 30 days written notice to Bank. Upon receiving notice of termination from Employee, Bank reserves the right to terminate this Agreement immediately or at any time during the notice period and before the termination date set forth in Employee’s notice. In the event of termination by Employee, Bank shall be obligated to continue to pay Employee the Regular Compensation due Employee under this Agreement up to the earlier of (i) the end of Employee’s notice period or (ii) the earlier termination date set by Bank.

D. Disability of Employee. This Agreement and Employee’s employment hereunder shall terminate in the event of Employee’s disability resulting in Employee’s inability to perform Employee’s essential job functions with or without a reasonable accommodation for a period of, in general, ninety (90) consecutive days, as determined in the sole discretion of Company and in compliance with applicable law. In the event of a termination of employment by reason of Employee’s disability, Company shall pay Employee any unpaid Regular Compensation due Employee under this Agreement through Employee’s termination date.

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E. Death of Employee. This Agreement and Employee’s employment hereunder shall terminate automatically upon the death of Employee. In the event Employee’s employment is terminated by reason of Employee’s death, Employee’s estate shall be eligible to receive any unpaid Regular Compensation that is due through the date of death.

F. Mutual Termination. This Agreement may also be terminated by the mutual written agreement of the parties hereto upon such terms and conditions as they then establish.

G. Reconciliation of Compensation Owed Employee. After any termination of Employee’s employment hereunder, all compensation and amounts due to Employee with respect to work performed or expenses incurred prior to the date of termination shall be reconciled with amounts due to Bank from Employee. Bank shall be entitled to offset against any amounts that may be due to Employee for any unapproved expenses or any amounts advanced to Employee but not yet repaid by Employee.

H. Employee Cooperation. Following any notice of termination, Employee shall fully cooperate with Bank in all matters relating to the winding up of Employee’s pending work on behalf of Bank and the orderly transfer of any such pending work to such other employees of Bank as may be designated by Bank. To that end, Bank shall be entitled to such full time or part time services of Employee as Bank may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination. Employee further agrees to cooperate with and provide assistance to Bank and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting Bank, in which (in the reasonable judgment of Bank) Employee’s assistance or cooperation is needed.

12. Confidential Information.

Non-Disclosure. Employee shall, during the Term and at all times subsequent to the Term, hold in strictest and total confidence all Confidential Information. Employee will at no time, except as authorized by Bank in writing or as required by any law, rule or regulation after providing prior written notice to Bank within sufficient time for Bank to object to production or disclosure or quash subpoenas related to the same, directly or indirectly, use for Employee’s benefit or for the benefit of others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or company, any Confidential Information, nor shall Employee permit any other person or entity to use Confidential Information in competition with Bank.

A. Definitions. “Confidential Information” shall mean any information proprietary to Bank and not generally known, including trade secrets (as defined by Mo. Rev. Stat. § 417.453 et seq.); inventions; technology, whether now known or hereafter discovered; information pertaining to research, development, techniques, engineering,

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purchasing, marketing, selling, accounting, licensing, know how, processes, products, equipment, devices, models, prototypes, computer hardware, computer programs and flow charts, program code, software libraries, databases, formulae, compositions, discoveries, cost systems, pending business transactions, the identity of customers and potential customers, and the particular needs and requirements of customers; customer lists; customer histories and records; lists of customers’ and potential customers’ names, addresses and phone numbers; personnel information; financial information; and confidential and proprietary information of customers and other third parties received by Bank. The term Confidential Information shall not apply to the following: (i) information that is or becomes public knowledge other than through the fault of Employee; (ii) information that is received by Employee from a third party who is under no obligation to keep the information confidential; (iii) information that Employee can show by written records was in Employee’s possession prior to the date of disclosure by Bank to Employee of the Confidential Information in question; or (iv) information that is individually developed by Employee, and that Employee can show by written or other tangible evidence was so independently developed.

B. Inventions. As used herein, the term “Invention” shall mean all ideas, discoveries, developments, improvements, innovations, technology, computer programs, software, products, and methods, systems or plans whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws, relating in any manner to any of Bank’s present or future products, services, or research. Any Invention that Employee, either alone or with others (i) makes, discovers, devises, conceives, reduces to practice, or otherwise possesses while employed by Bank or for a period of six months following such employment, and (ii) directly or indirectly relates to or arises out of Employee’s employment by Bank or the actual or anticipated business, products, technology, or services of Bank shall be a work for hire as that term is defined in Section 101 of the Copyright Act (17 U.S.C. §101) and the sole property of Bank. Employee hereby assigns to Bank all rights, title, and interest Employee obtains in any and all Inventions under this Agreement.

C. Return of Confidential Information. Upon termination of Employee’s employment with Bank or at any other time upon Bank’s request, Employee shall deliver promptly to Bank all originals and all copies (including photocopies, facsimiles, and computer or other means of electronic storage whether now known or hereafter discovered) of all documents and other materials relating in any way to Confidential Information or the business of Bank. Employee will not make or retain any copies of the foregoing and will so represent to Bank upon Employee’s termination of employment. Furthermore, upon Employee’s termination of employment, Employee will return to Bank all computer hardware and/or software provided by or owned by Bank.

13. Restrictive Covenants.

A. Limitation on Competition. During the Term and for a period of six months after the termination of Employee’s employment with Bank for any reason whatsoever, whether by Bank or Employee (the “Restricted Period”), Employee shall

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not, individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability company, or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, sales representative, independent contractor or advisor of any such entity, or in any other capacity whatsoever, either directly or indirectly (i) solicit any business from any Customer or assist any other entity in soliciting any business from any Customer; or (ii) request or advise any Customer to withdraw, curtail or cancel any of such Customer’s business or other relationships with Bank. As used in this section, “Customer” shall mean any person or entity with whom Employee had substantial contact by reason of Employee’s employment with Bank, including prospective customers.

B. Non-Solicitation of Employees. During the Term and the Restricted Period, Employee shall not (i) participate, directly or indirectly, in or be materially involved in any manner in the hiring or any attempt to hire as an employee, officer, director, consultant, advisor or any person who is at the time of such hiring or attempted hiring, or was within six (6) months of such hiring or attempted hiring, an employee of Bank; or (ii) otherwise, directly or indirectly, induce or attempt to induce any employee of Bank to leave the employ of Bank.

C. Reasonableness of Restrictions. Employee has carefully read and considered the provisions of this Section entitled “Restrictive Covenants” and, having done so, agrees that the geographical and durational restrictions set forth herein are fair and reasonable given the geographical scope of Bank’s business and the nature of Employee’s position with Bank, and are reasonably required for the protection of the legitimate business interests of Bank. Employee further agrees and acknowledges that the durations set forth herein are reasonable under the circumstances considering Employee’s position with Bank, Employee’s access to Bank’s Confidential Information and customer relationships, and other relevant factors, and agrees that Bank’s need for the protection afforded herein is greater than any hardship Employee might experience by complying with the terms set forth therein.

D. Remedies. Employee acknowledges that Employee’s threatened or actual breach of any of the terms of this Section 13 will result in immediate, irreparable harm and injury to Bank, not adequately compensable by monetary relief. As a result, Bank shall have the right to enforce the provisions of this Section 13 by injunction, specific performance or other equitable relief, as well as through all other equitable and/or legal remedies to which Bank may be entitled.

E. Tolling. In the event of a breach by Employee of this Section entitled “Restrictive Covenants,” then the restrictive periods referenced herein shall be tolled and shall begin to run or recommence running only at such time as the breach is alleviated or remedied.

14. Entire Agreement; Amendments. The provisions hereof constitute the entire and only agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

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15. Binding Effect; Third Party Beneficiaries. This Agreement shall inure to the benefit of and may be enforced by Bank and its successors or assigns, and it shall be binding upon Employee and Employee’s heirs, successors, and assigns. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

17. Venue and Jurisdiction. The exclusive venue and jurisdiction for any litigation concerning this Agreement shall be in the circuit court of St. Louis County, Missouri or in the United States District Court for the Eastern District of Missouri. Any of the foregoing courts shall have personal jurisdiction over Employee and jurisdiction over matters arising out of this Agreement, and Employee hereby irrevocably waives any and all objections to personal jurisdiction, venue or convenience in the aforementioned courts.

18. Waiver. No waiver by either party hereto of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or condition at the same or at any prior or subsequent time. Waiver by either party hereto of any breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof or as a waiver by any other entity.

19. Severability. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent. A court with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.

20. Notice. All notices provided for in this Agreement shall be in writing and shall be given either (a) by actual delivery of the notice to the party entitled thereto or (b) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the party entitled thereto. The notice shall be deemed to have been received in case (a) on the date of its actual receipt by the party entitled thereto or in case (b) two (2) days after the date of its deposit with the United States Postal Service.

20. Survival. All of those provisions of this Agreement that require performance by either party following termination of Employee’s employment hereunder shall survive any termination of this Agreement.

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21. Costs and Expenses. If either party commences a proceeding against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs and expenses of defense, as the case may be. The foregoing costs and expenses shall include reasonable attorneys’ fees.

22. Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. A signature of a party by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the      date of                     , 20        .

BANK:	ROYAL BANKS OF MISSOURI

By:
Stephen A. Baden, President and Chief Executive Officer
Date:

EMPLOYEE:
Robert D. Roberson
Date:

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